                                                                    EXHIBIT 99.1

                               [AGCO LETTERHEAD]

FOR IMMEDIATE RELEASE
Thursday, April 24, 2003

CONTACT: Molly Dye                               or    Andy Beck
         Vice President, Corporate Relations           Senior Vice President and
         (770) 813-6044                                Chief Financial Officer
                                                       (770) 813-6083

                       AGCO REPORTS FIRST QUARTER RESULTS
                    Sales Growth Drives Earnings Improvement
                       Cost Cutting Initiatives on Track

         DULUTH, GA - April 24 - AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported net income, excluding restructuring expenses and restricted stock compensation, of $0.23 per share for the first quarter ended March 31, 2003. For the first three months of 2002, AGCO reported net income, excluding restructuring expenses, restricted stock compensation and a cumulative effect of accounting change, of $0.21 per share. Reported earnings per share including all items was $0.17 per share for the first quarter ended March 31, 2003 compared to a loss of $0.36 per share for the same period in 2002. Net sales for the first quarter of 2003 increased 22% over the comparable period in 2002.

         "Despite a challenging industry and operating environment, we are pleased to report earnings improvement over the prior year," stated Robert J. Ratliff, AGCO's Chairman, President and Chief Executive Officer. "In addition, we remain committed to meeting our earnings targets for the full year."

         FIRST QUARTER RESULTS

         For the first quarter of 2003, AGCO reported net sales of $757.2 million and net income, excluding restructuring expenses and restricted stock compensation, of $17.1 million, or $0.23 per share. Reported net income including all items was $12.5 million, or $0.17 per share. For the first quarter of 2002, AGCO reported net sales of $619.9 million and net income, excluding restructuring expenses, restricted stock compensation and a cumulative effect of accounting change, of $15.8 million, or $0.21 per share. Reported net loss including all items in 2002 was $26.2 million, or $0.36 per share.

The following is a reconciliation of adjusted earnings per share to reported earnings (loss) per share for the quarters ended March 31, 2003 and 2002:

                                                      2003                               2002
                                            ------------------------          -------------------------
                                                        (in millions, except per share data)
                                                                               Net            Earnings
                                             Net           Earnings           Income           (Loss)
                                            Income         Per Share          (Loss)          Per Share
                                            ------         ---------          ------          ---------
Adjusted net income                         $17.1            $0.23            $15.8             $0.21

Restructuring expenses(1)                     4.5             0.06              0.6              0.01
Restricted stock compensation(1)              0.1               --             17.3              0.23
                                            -----            -----            -----             -----

Income (loss) before
  cumulative effect of a change
  in accounting principle                    12.5             0.17             (2.1)            (0.03)

Cumulative effect of a change in
  accounting principle(1)                      --               --            (24.1)            (0.33)
                                            -----            -----            -----             -----

Reported net income (loss)                  $12.5            $0.17           $(26.2)           $(0.36)
                                            =====            =====           ======            ======

(1)      After tax

         The restructuring expenses recorded in the first quarter of 2003 relate primarily to the planned closure of AGCO's tractor manufacturing facility in Coventry, England announced in June 2002. The restricted stock compensation recorded during the first quarter of 2002 is primarily related to AGCO's Long-Term Incentive Plan ("LTIP"). In addition, the Company recorded a non-cash write-down of goodwill related to the adoption of SFAS No. 142 reflected as a cumulative effect of a change in accounting principle during the first quarter of 2002.

         AGCO's net sales for the first quarter increased 22% primarily due to higher sales in the Europe/Africa/Middle East and South American regions, incremental sales of the new Challenger product line and the acquired Sunflower brand and positive currency translation impacts. These increases were partially offset by lower sales in the Sprayers product line, resulting from weak market conditions. AGCO's first quarter 2003 operating income, excluding restructuring expenses of $7.0 million and restricted stock compensation of $0.1 million, was $45.0 million. This compares to first quarter 2002 operating income, excluding restructuring expenses of $0.9 million and restricted stock compensation of $27.0 million, of $39.2 million. Higher sales in 2003 benefited operating income although operating margins declined in 2003 compared to 2002. This reduction in margins was the result of production inefficiencies and start-up costs associated with manufacturing initiatives, negative currency impacts on European exports and sales mix resulting from the growth of lower margin Challenger sales. First quarter operating income including all items improved to $37.9 million in 2003 from $11.3 million in 2002 primarily resulting from decreased restricted stock compensation expense in 2003. AGCO's first quarter 2003 earnings were also negatively impacted by higher interest expense, foreign exchange losses and a higher income tax rate compared to 2002.

         REGIONAL MARKET RESULTS

         North America - Industry unit retail sales of tractors for the first quarter of 2003 increased approximately 6% over the comparable prior year period resulting from increases in the compact tractor segment, relatively flat demand in the utility tractor segment and a moderate decrease in the high horsepower tractor segment. Industry unit retail sales of combines were approximately 21% lower than the prior year. AGCO's unit retail sales of tractors and combines for the first quarter of 2003 were higher than the prior year. Sales of AGCO's new Challenger product line introduced in 2002 contributed to AGCO's unit retail sales results.

         Western Europe - Industry unit retail sales of tractors in Western Europe for the first quarter of 2003 decreased approximately 1% over the comparable prior period. Results were mixed with moderate increases in the United Kingdom, France and Italy offset by declines in Germany and Spain. AGCO's unit retail sales for the first quarter of 2003 also decreased when compared to the prior year period.

         South America - Industry unit retail sales of tractors in the first quarter of 2003 increased approximately 2% over the comparable prior year period with strong increases in Argentina and other South American markets, offset by a slight decrease in the largest market of Brazil. The Brazilian government's subsidized retail financing program, FINAME, continues to be available during 2003, but at lower levels than in 2002. AGCO's South American unit retail sales also increased in the first quarter of 2003 compared to the same period in 2002.

         Rest of World Markets - Outside of North America, Western Europe and South America, AGCO's net sales for the first quarter of 2003 were higher than the prior year particularly in Eastern Europe, where demand has increased in countries that have been recently invited to join the European Union.

         Sprayers - Industry unit retail sales of sprayers in North America declined approximately 20% in the first quarter of 2003 compared to 2002. Industry unit retail sales were impacted by higher fertilizer prices and dry conditions in certain key areas. AGCO's unit retail sales of sprayers in North America also declined in 2003 compared to 2002.

         "AGCO's first quarter sales were indirectly affected by the war in the Middle East, including the impact on demand caused by higher fuel and fertilizer costs and disruptions in transportation and logistics," stated Mr. Ratliff. "Industry fundamentals and weather conditions remain positive and we are hopeful that market conditions improve now that the conflict is substantially concluded. Notwithstanding these issues, we were able to meet our Challenger sales targets in the first quarter and take advantage of sales opportunities in South America and Eastern Europe."

         FACILITY CLOSURES AND COST REDUCTION PROGRAMS ON SCHEDULE

         During March 2003, AGCO announced the closure of the Challenger track tractor facility located in DeKalb, Illinois and the relocation of production to its facility in Jackson, Minnesota. Production at the DeKalb facility is planned to cease by late May 2003 with production to be resumed in Jackson in July 2003. The move increases facility utilization and significantly lowers the cost of the Challenger track tractor product line. AGCO anticipates that the DeKalb facility rationalization will generate annual cost savings of approximately $8 million by the year 2004. The estimated cash closure costs of approximately $4 million are expected to be recovered from proceeds from the sale of the DeKalb site.

         In addition, AGCO remains on schedule to conclude operations in its Coventry, England tractor facility by June 2003. Production of comparable utility tractors has begun in AGCO's Beauvais, France and Canoas, Brazil manufacturing facilities. Costs savings from the facility rationalization and the introduction of high specification utility tractors produced in Beauvais are anticipated to result in annual savings of $20 million to $25 million commencing in 2004. AGCO's first quarter results were impacted by production delays and inefficiencies in our Beauvais, France, Canoas, Brazil and Randers, Denmark facilities where significant transition activities are underway. Performance in these plants is expected to improve throughout the year as new products and processes become more routine.

         "In addition to our facility rationalization programs underway, we continue to aggressively reduce costs through better leverage of our supply base, product platform rationalizations and the introduction of new cost-reduced products," stated Mr. Ratliff. "We are confident that our manufacturing rationalization programs and other cost reduction initiatives will allow AGCO to continue to improve its cost structure in 2003 and 2004."

         OUTLOOK

         Although market conditions in the first quarter of 2003 were weaker than 2002 in most major markets, AGCO continues to expect worldwide demand to be relatively flat for the full year. AGCO also expects to continue its trend of earnings growth from successful execution of sales growth and cost reduction initiatives. AGCO continues to project net income per share before restructuring expense for 2003 to be in the range of $1.60 to $1.75. In addition, AGCO expects to incur restructuring expenses of $0.13 per share to $0.17 per share related to the Coventry and DeKalb closures. Second quarter net income per share excluding restructuring expenses is expected to range from $0.43 to $0.48. Second quarter restructuring expenses are expected to be in the range of $0.07 to $0.09 per share.

         "We remain confident that AGCO can continue to improve profitability at current industry levels in 2003 and in the future," stated Mr. Ratliff.

SAFE HARBOR STATEMENT

Statements which are not historical facts, including net income and net sales projections, gross margin improvement, projected cost savings, industry demand outlook, and benefits of the rationalization of the Coventry, England and DeKalb, Illinois facilities, are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company's financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. The estimate of restructuring expenses for the Coventry facility does not contemplate an unfavorable resolution of the litigation discussed in Note 2 to the consolidated financial statements. Further information concerning factors that could significantly affect the Company's results is included in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.

                                     *****

The Company will be hosting a conference call with respect to this earnings announcement at 2:00 p.m. Eastern Time on Thursday, April 24, 2003. Interested persons can access the conference call via the Company's website at www.agcocorp.com. A replay of the conference call will be available at that website for twelve months. A copy of this press release will be available on the Company's website.

                                     *****

         AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 8,450 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO(R), AgcoAllis(R), AgcoStar(R), Ag-Chem(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), Lor*Al(R), Massey Ferguson(R), New Idea(R), RoGator(R), Soilteq(TM), Spra-Coupe(R), Sunflower(R), Terra-Gator(R), Tye(R), White(R) and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2002, AGCO had net sales of $2.9 billion.

                                     #####

Please visit our website at www.agcocorp.com.

                       AGCO CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in millions)

                                                                March 31,           December 31,
                                                                  2003                 2002
                                                                ---------           ------------
                                                               (Unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents                                    $   21.0             $   34.3
   Accounts and notes receivable, net                              584.9                497.4
   Inventories, net                                                813.9                708.6
   Other current assets                                            171.4                171.9
                                                                --------             --------
     Total current assets                                        1,591.2              1,412.2
Property, plant and equipment, net                                 348.5                343.7
Investment in affiliates                                            80.9                 78.5
Other assets                                                       121.1                120.0
Intangible assets, net                                             399.5                394.6
                                                                --------             --------
     Total assets                                               $2,541.2             $2,349.0
                                                                ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                             $  327.5             $  312.0
   Accrued expenses                                                404.7                445.2
   Other current liabilities                                        24.0                 27.8
                                                                --------             --------
     Total current liabilities                                     756.2                785.0
Long-term debt                                                     809.8                636.9
Pensions and postretirement health care benefits                   135.9                131.9
Other noncurrent liabilities                                        78.4                 77.6
                                                                --------             --------
     Total liabilities                                           1,780.3              1,631.4
                                                                --------             --------

Stockholders' Equity:
   Common stock                                                      0.8                  0.8
   Additional paid-in capital                                      587.7                587.6
   Retained earnings                                               573.1                560.6
   Unearned compensation                                            (0.7)                (0.7)
   Accumulated other comprehensive loss                           (400.0)              (430.7)
                                                                --------             --------
     Total stockholders' equity                                    760.9                717.6
                                                                --------             --------
     Total liabilities and stockholders' equity                 $2,541.2             $2,349.0
                                                                ========             ========

     See accompanying notes to condensed consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited and in millions, except per share data)

                                                                                        Three Months Ended March 31,
                                                                                        ----------------------------
                                                                                          2003               2002
                                                                                         -------            -------
Net sales                                                                                $ 757.2            $ 619.9
Cost of goods sold                                                                         617.2              502.4
                                                                                         -------            -------
   Gross profit                                                                            140.0              117.5

Selling, general and administrative expenses                                                78.7               65.3
Engineering expenses                                                                        15.9               12.7
Restricted stock compensation expense                                                        0.1               27.0
Restructuring and other infrequent expenses                                                  7.0                0.9
Amortization of intangibles                                                                  0.4                0.3
                                                                                         -------            -------

   Income from operations                                                                   37.9               11.3

Interest expense, net                                                                       15.0               14.1
Other expense, net                                                                           6.7                5.3
                                                                                         -------            -------

Income (loss) before income taxes, equity in net earnings of affiliates
and cumulative effect of a change in accounting principle                                   16.2               (8.1)

Income tax provision (benefit)                                                               8.1               (2.9)
                                                                                         -------            -------

Income (loss) before equity in net earnings of affiliates and
cumulative effect of a change in accounting principle                                        8.1               (5.2)

Equity in net earnings of affiliates                                                         4.4                3.1
                                                                                         -------            -------

Income (loss) before cumulative effect of a change in accounting principle                  12.5               (2.1)

Cumulative effect of a change in accounting principle, net of taxes                           --              (24.1)
                                                                                         -------            -------

Net income (loss)                                                                        $  12.5            $ (26.2)
                                                                                         =======            =======

Net income (loss) per common share:

Basic:
   Income (loss) before cumulative effect of a change in accounting principle            $  0.17            $ (0.03)
   Cumulative effect of a change in accounting principle, net of taxes                        --              (0.33)
                                                                                         -------            -------

   Net income (loss)                                                                     $  0.17            $ (0.36)
                                                                                         =======            =======

Diluted:
   Income (loss) before cumulative effect of a change in accounting principle            $  0.17            $ (0.03)
   Cumulative effect of a change in accounting principle, net of taxes                        --              (0.33)
                                                                                         -------            -------

   Net income (loss)                                                                     $  0.17            $ (0.36)
                                                                                         =======            =======

Weighted average number of common and common equivalent shares outstanding:
   Basic                                                                                    75.1               72.7
                                                                                         =======            =======
   Diluted                                                                                  75.6               72.7
                                                                                         =======            =======

     See accompanying notes to condensed consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (unaudited and in millions)

                                                                                      Three Months Ended March 31,
                                                                                      ----------------------------
                                                                                        2003               2002
                                                                                       ------             ------
Cash flows from operating activities:
   Net income (loss)                                                                   $ 12.5             $(26.2)
                                                                                       ------             ------
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Cumulative effect of a change in accounting principle, net of taxes                   --               24.1
     Depreciation and amortization                                                       14.8               13.1
     Amortization of intangibles                                                          0.4                0.3
     Restricted stock compensation                                                        0.1               14.6
     Equity in net earnings of affiliates, net of cash received                          (1.8)              (1.1)
     Deferred income tax expense (benefit)                                                0.6              (14.8)
     Changes in operating assets and liabilities net of effect
       from purchase of businesses:
       Accounts and notes receivable, net                                               (84.9)             (31.9)
       Inventories, net                                                                 (90.6)             (99.3)
       Other current and noncurrent assets                                               (0.5)               0.6
       Accounts payable                                                                   8.4               20.5
       Accrued expenses                                                                 (54.9)              (1.7)
       Other current and noncurrent liabilities                                           1.3               (5.0)
                                                                                       ------             ------
         Total adjustments                                                             (207.1)             (80.6)
                                                                                       ------             ------
         Net cash used in operating activities                                         (194.6)            (106.8)
                                                                                       ------             ------
Cash flows from investing activities:
     Purchase of property, plant and equipment                                           (9.3)              (7.3)
     Proceeds from sales of property, plant and equipment                                 7.1               12.2
     Sale/purchase of businesses, net of cash acquired                                    0.2                 --
     Investment in unconsolidated affiliates                                               --               (0.2)
                                                                                       ------             ------
         Net cash (used for) provided by investing activities                            (2.0)               4.7
                                                                                       ------             ------
Cash flows from financing activities:
     Proceeds from long-term debt, net                                                  182.2               84.6
     Proceeds from issuance of preferred and common stock                                 0.1                3.2
                                                                                       ------             ------
         Net cash provided by financing activities                                      182.3               87.8
                                                                                       ------             ------
Effect of exchange rate changes on cash and cash equivalents                              1.0               (0.8)
                                                                                       ------             ------
Decrease in cash and cash equivalents                                                   (13.3)             (15.1)
Cash and cash equivalents, beginning of period                                           34.3               28.9
                                                                                       ------             ------
Cash and cash equivalents, end of period                                               $ 21.0             $ 13.8
                                                                                       ======             ======

     See accompanying notes to condensed consolidated financial statements.

                       AGCO CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                (unaudited, in millions, except per share data)

1.       BASIS OF PRESENTATION

         The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the "Company" or "AGCO") included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Certain reclassifications of previously reported financial information were made to conform to the current presentation. Results for interim periods are not necessarily indicative of the results for the year.

2.       RESTRUCTURING AND OTHER INFREQUENT EXPENSES

         In March 2003, the Company announced the closure of the Challenger track tractor facility located in DeKalb, Illinois and the relocation of production to its facility in Jackson, Minnesota. Production at the DeKalb facility is planned to cease by late May 2003 with production to be relocated and resumed in July 2003. In connection with the restructuring plan, the Company has recorded approximately $0.3 million of restructuring and other infrequent expenses during the three months ended March 31, 2003. The components of the restructuring expenses are summarized in the following table:


                                                         Employee
                                          Employee       Retention
                                          Severance       Payments          Total
                                          ---------      ---------          -----
2003 Provision                              $0.2            $0.1            $0.3
First quarter 2003 cash activity              --              --              --
                                            ----            ----            ----
Balances as of
   March 31, 2003                           $0.2            $0.1            $0.3
                                            ====            ====            ====

         The severance costs relate to the termination of approximately 145 employees, following the completion of production in the DeKalb facility. The employee retention payments relate to incentives paid to DeKalb employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The severance costs are also being accrued over the term of the retention period, as employees are only entitled to severance payments if they remain in service through designated retention dates. Certain employees will relocate to the Jackson, Minnesota facility, and costs associated with relocation will be expensed as incurred. No employees had been terminated or relocated as of March 31, 2003. The employee severance, employee retention and relocation payments will all be incurred and paid during 2003. A portion of the machinery and equipment and all tooling located at DeKalb will move to the Jackson, Minnesota facility. The remaining portion of machinery and equipment will be sold or disposed of after production ceases. The buildings, land and improvements will be marketed for sale. The Company estimates total cash closure costs to be approximately $4.0 million.

         During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the

Company's Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

                                   Write-down
                                  of Property,                         Employee          Facility
                                   Plant and        Employee          Retention          Closure
                                   Equipment        Severance          Payments           Costs             Total
                                  ------------      ---------         ---------          --------           -----
2002 Provision                       $11.2            $ 8.3             $18.3             $ 2.4             $40.2
   Less: Non-cash expense             11.2               --                --                --              11.2
                                     -----            -----             -----             -----             -----

         Cash expense                   --              8.3              18.3               2.4              29.0
2002 cash activity                      --             (0.1)             (0.3)             (0.3)             (0.7)
                                     -----            -----             -----             -----             -----
Balances as of
   December 31, 2002                    --              8.2              18.0               2.1              28.3

2003 Provision                          --               --               5.7               0.8               6.5
2003 cash activity                      --             (2.6)             (8.6)             (0.5)            (11.7)
                                     -----            -----             -----             -----             -----
Balances as of
   March 31, 2003                    $  --            $ 5.6             $15.1             $ 2.4             $23.1
                                     =====            =====             =====             =====             =====

         The severance costs relate to the termination of approximately 1,100 employees, following the completion of production in the Coventry facility. Approximately 361 employees have been terminated as of March 31, 2003. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease termination and other facility exit costs. The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The machinery, equipment and tooling will be disposed of after production ceases and the buildings, land and improvements will be marketed for sale. The $23.1 million of restructuring costs accrued at March 31, 2003 are expected to be incurred during 2003.

         In October 2002, the Company applied to the High Court in London, England, for clarification of a rule in its U.K. pension plan that governs the value of pension payments payable to an employee who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those terminated due to the closure of the Company's Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to normal retirement age of 65. On December 20, 2002, the High Court ruled against the Company's position that reduced pension payments are payable in the context of early retirements or terminations. The High Court's ruling also granted the Company approval to appeal the judgment in the Court of Appeal. The appeal is currently scheduled for May 2003. The Company and its advisors maintain the view that reduced pension payments should be payable and, as a result, have appealed the judgment to the Court of Appeal. Under the appeal process in England, a panel of judges who had no involvement with the High Court proceedings will hear the appeal and determine the outcome on its merits. A majority ruling of the Court of Appeal judges is required to overturn the original High Court decision.

         The Company, based upon advice of its legal advisors, has reassessed the merits of its case in consideration of the High Court ruling and maintains the opinion that the likelihood of an unfavorable resolution to this matter is reasonably possible, but does not consider it to be probable. Consequently, the Company has not recorded a loss as of March 31, 2003 related to this matter. In the event that the Company's position is not ultimately upheld, the closure of the Company's Coventry facility and past early retirement programs would entitle certain terminated employees to receive unreduced pension payments. The estimated impact to the Company's pension plan would be an increase in the Company's pension plan liabilities of approximately $55 million to $60 million and a related charge to the Company's Consolidated Statements of Operations. The

Company presently estimates that additional funding to the pension plan related to this increased liability would be approximately $6.5 million per annum for the next 10 years. The timing of the Company's obligation to fund cash into the pension plan with respect to this increased liability would depend on many factors including the overall funded status of the plan and the investment returns of the plan's assets.

         In addition, during 2002, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses of $3.4 million. The expense primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company's European engineering and marketing personnel and certain components of the Company's German manufacturing facilities located in Kempten and Marktoberdorf, Germany. During the first quarter ended March 31, 2003, the Company recorded an additional $0.2 million of restructuring and other infrequent expenses associated with the rationalization initiatives in Germany. A total of $3.0 million of severance costs have been recorded associated with these activities, and relate to the termination of approximately 140 employees in total. At March 31, 2003, a total of approximately $3.1 million of expenses had been incurred and paid. The remaining accrued balance of $0.5 million as of March 31, 2003 is expected to be incurred during 2003.

3.       GOODWILL AND OTHER INTANGIBLE ASSETS

         On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS No. 142") "Goodwill and Other Intangible Assets." SFAS No. 142 also establishes a new method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

         The goodwill in each of the Company's segments was tested for impairment during the first quarter of 2002 as required by SFAS No. 142. The Company utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, the Company determined that goodwill associated with its Argentina and North America reporting units was impaired. As a result, the Company recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002. Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The results of the Company's analyses conducted on October 1, 2002 indicated no further reduction in the carrying amount of goodwill was required in 2002. The Company will perform its next impairment analyses as of October 1, 2003, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

4.       LONG-TERM DEBT

         Long-term debt consisted of the following at March 31, 2003 and December 31, 2002:

                                                    March 31,        December 31,
                                                      2003              2002
                                                    ---------        ------------
Revolving credit facility                            $299.7            $126.9
9-1/2% Senior notes due 2008                          250.0             250.0
8-1/2% Senior subordinated notes due 2006             249.2             249.1
Other long-term debt                                   10.9              10.9
                                                     ------            ------
   Total long-term debt                              $809.8            $636.9
                                                     ======            ======

5.       INVENTORIES

         Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

         Inventory balances at March 31, 2003 and December 31, 2002 were as follows:

                                                              March 31,       December 31,
                                                                2003              2002
                                                              ---------       ------------
Finished goods                                                 $351.3            $288.5
Repair and replacement parts                                    248.1             235.5
Work in process, production parts and raw materials             214.5             184.6
                                                               ------            ------
     Inventories, net                                          $813.9            $708.6
                                                               ======            ======

6.       ACCOUNTS RECEIVABLE SECURITIZATION

         At March 31, 2003, the Company has accounts receivable securitization facilities in the United States, Canada, and Europe totaling approximately $430.0 million. Under these facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. Outstanding funding under these facilities totaled $428.8 million at March 31, 2003 and $423.9 million at December 31, 2002. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net for the three months ended March 31, 2003 and 2002 were $2.9 million and $3.7 million, respectively.

7.       SEGMENT REPORTING

         The Company has five reportable segments: North America; South America; Europe/Africa/Middle East; Asia/Pacific; and Sprayers. Each regional segment distributes a full range of agricultural equipment and related replacement parts. Sprayers manufacture and distribute self-propelled agricultural sprayers and replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. All intercompany transactions between the segments have been eliminated. The Company's selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2003 and 2002 are as follows:

      Three months ended               North             South       Europe/Africa      Asia/
           March 31,                  America           America      /Middle East      Pacific         Sprayers      Consolidated
      ------------------              -------           -------      -------------     -------         --------      ------------
2003
Net sales                              $195.8           $ 68.9          $375.0          $ 23.2          $ 94.3          $757.2
Income (loss) from operations            (6.5)             8.9            28.6             3.0            11.4            45.4

2002
Net sales                              $133.5           $ 63.0          $296.1          $ 21.9          $105.4          $619.9
Income (loss) from operations            (5.0)             6.5            19.4             3.7            14.9            39.5

         A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

                                                      Three Months Ended
                                                           March 31,
                                                     ---------------------
                                                      2003            2002
                                                     -----           -----
Segment income from operations                       $45.4           $39.5
Restricted stock compensation expense                 (0.1)          (27.0)
Restructuring and other infrequent expenses           (7.0)           (0.9)
Amortization of intangibles                           (0.4)           (0.3)
                                                     -----           -----
Consolidated income from operations                  $37.9           $11.3
                                                     =====           =====